Exhibit 99.1

ATI Allegheny Ludlum and J&L Specialty Steel Employees Ratify New
Labor Agreement

    PITTSBURGH--(BUSINESS WIRE)--May 28, 2004--Allegheny Technologies Incorporated (NYSE:ATI) announced today the United Steelworkers of America (USWA) represented employees at ATI Allegheny Ludlum and J&L Specialty Steel ratified a new labor agreement.
    Ratification of the labor agreement permits the company to complete the acquisition of certain assets of J&L Specialty Steel, LLC (J&L). The closing of the transaction is expected on June 1, 2004.
    "We're very pleased with the outcome of the ratification vote," said Pat Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "We believe this agreement secures a strong future for Allegheny Ludlum and its employees, including the new employees from J&L. The labor agreement facilitates a new work environment. With new flexible work rules, employees are given broader responsibility and have the opportunity to become more engaged in the business.
    "We've entered a new era of cooperative joint effort. The USWA leadership and its represented employees recognized what needed to be done to make Allegheny Ludlum more cost competitive. Working together, we were able to construct an agreement that improves Allegheny Ludlum's cost structure, while saving jobs and providing a good compensation package."
    Terry Dunlap, President of ATI Allegheny Ludlum said, "We worked closely with local union leadership to develop this agreement and we will continue to work together during implementation to accomplish a smooth transition. The significant transformation in our plants as part of the new USWA agreement is critically important to our success. Production and maintenance job grades will be reduced to 5 from 33. Due to the broader job descriptions, significant training will be required for our employees. To accomplish this task, a Joint Hourly and Salary Training Committee is being established at each plant. We believe this agreement is a good solution for our employees, retirees, customers and suppliers."
    Because of workforce restructuring, one-time Transition Assistance Payments (TAPS) incentives will be offered by ATI to approximately 775 hourly employees who decide to retire over the next 2 1/2 years. The agreement expires June 30, 2007, and replaces existing labor agreements at Allegheny Ludlum and at the J&L Midland, PA and Louisville, OH facilities.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Actual results may differ materially from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Allegheny Technologies Incorporated (NYSE:ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $1.9 billion in 2003. The Company has approximately 8,800 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004